EXHIBIT 99.1

 Point Therapeutics Reports Results of Phase 1 Study of Talabostat in
       Non-Hodgkin's Lymphoma at the 46th Annual Meeting of the
                 American Society of Hematology (ASH)

    BOSTON--(BUSINESS WIRE)--Dec. 4, 2004--

    Results Support Continued Clinical Development of Talabostat in
                      Combination with Rituximab

    Point Therapeutics, Inc. (NASDAQ: POTP) today presented data from a Phase 1 study of talabostat (PT-100) and rituximab in patients with indolent non-Hodgkin's lymphoma (NHL) at the 46th Annual Meeting of the American Society of Hematology in San Diego, CA. Data from a previously conducted Phase 1 study of talabostat in healthy subjects was also presented at ASH in abstract form.
    The NHL study was conducted to evaluate the safety and activity of talabostat in combination with rituximab in patients who had failed prior rituximab therapy. Twenty patients with indolent NHL (including patients with small lymphocytic lymphoma (SLL) or chronic lymphocytic leukemia (CLL)) received talabostat for six days following each rituximab treatment (once a week for four weeks) at three different daily dose levels (400(mu)g, 600(mu)g and 800(mu)g). Two partial tumor responses were observed; one at the 400(mu)g dose level and one at the 800(mu)g dose level. One other patient was observed to have a clinical partial response that did not meet the strict protocol definition for response. Thirteen of the remaining 17 patients had stable disease at day 28 of treatment. In the seven patients with CLL or SLL, the key abnormal cellular phenotype, CD5+/CD20+ cells, was reduced to less than 2% when assessed at the final day of treatment. The study authors concluded that the results from this Phase 1 study support the continued clinical development of talabostat in combination with rituximab.
    In addition, elevations in several key cytokines such as G-CSF, IL-I(beta), IL-6, IL-8, IL-10 and TNF-(alpha) were also observed. The Company has observed similar responses in preclinical mouse models, and believes that the primary activity of talabostat is likely due to the induction of cytokines and chemokines which have the potential to promote anti-tumor responses. The study authors also concluded that talabostat can be safely administered with rituximab. The most frequently reported adverse event across all doses was edema. Dose-related adverse events of edema and myopathies were observed at
    800(mu)g/day. All adverse events related to talabostat were manageable and reversible upon discontinuation of treatment.
    Also presented at ASH was an abstract from a previously-conducted, randomized, placebo-controlled Phase 1 multiple-dose study of talabostat in healthy subjects. Forty-eight subjects received talabostat for seven days with doses ranging from 25(mu)g to 1800(mu)g. The study results demonstrated that talabostat was well-tolerated and significant dose-related increases in G-CSF and IL-6 were observed. At doses greater than 100(mu)g, a significant inhibition of dipeptyl peptidase IV was observed.
    Currently, talabostat is being studied in four Phase 2 trials. The studies include a combination therapy with rituximab in patients with advanced CLL, in combination with Taxotere(R) in patients with advanced non-small cell lung cancer, and as a single-agent and in combination with cisplatin in patients with advanced metastatic melanoma.

    ABOUT POINT THERAPEUTICS, INC.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of a variety of cancers, certain hematopoietic disorders, type 2 diabetes, and as vaccine adjuvants. Point's lead product candidate, talabostat, is an orally-active small molecule which, through a novel mechanism of action, has the potential to inhibit the growth of certain malignant tumors and to accelerate the reconstitution of the hematopoietic system.
    In 2004, Point initiated four Phase 2 clinical studies in three different tumor types. These studies include evaluating talabostat in combination with Taxotere(R) in advanced non-small cell lung cancer, as a single agent and in combination with cisplatin in advanced metastatic melanoma, and in combination with rituximab in patients with advanced chronic lymphocytic leukemia. Point is also developing talabostat as a potential therapy for the treatment of hematopoietic disorders caused by chemotherapy treatments.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance the operations, (iii) obtain the necessary regulatory approvals,and, (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 15, 2004, and from time to time in Point's other reports filed with the Securities and Exchange Commission.

    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617-933-2136
             or
             Investor Relations:
             The Trout Group
             Ritu Baral, 212-477-9007 ext. 25